Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated April 16, 2007 accompanying the consolidated financial statements of Masimo Corporation (which report expressed an unqualified opinion and contains an explanatory paragraph relating to Masimo Corporation’s adoption of Statement of Financial Accounting Standards No. 123(R)) appearing in the Prospectus for the Registration Statement on Form S-1 (Registration No. 333-142171), which Prospectus is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in the Prospectus.

/s/ GRANT THORNTON LLP

Irvine, California

December 17, 2007